Exhibit 99.1

FOR IMMEDIATE RELEASE

                                    For Information Contact:
                                    Maryanne Lataif
                                    Vice President, Corporate Communications
                                    (310) 255-2704
                                    mlataif@activision.com

               ACTIVISION APPOINTS TWO NEW DIRECTORS TO ITS BOARD

        Robert J. Corti and Peter J. Nolan Join As Independent Directors

Santa Monica, CA - December 23, 2003 -- Activision, Inc. (Nasdaq: ATVI) today announced the appointments of Robert J. Corti and Peter J. Nolan to its Board of Directors. Both Mr. Corti and Mr. Nolan will join the Activision Board as independent directors, effective immediately. Mr. Corti will also join the Board's audit committee.

Concurrent with these two new appointments, Activision also announced the resignation of Steven T. Mayer from its Board.

"Bob and Peter will bring unique, valuable insight to Activision's Board," stated Robert Kotick, Chairman and CEO, Activision, Inc. "As CFO of Avon Products, Bob has been instrumental in building Avon into the largest direct-selling company in the world with more than $6 billion in annual revenues. Peter as managing partner of Leonard Green & Partners has had an industry-leading track record as a private equity investor. Their experience and perspectives will be a valuable resource to the future successful governance and direction of Activision and we welcome them to our Board."

Kotick added, "Steve Mayer has been a director of the company since 1991 and has played a fundamental role in the growth of Activision. His efforts and contributions have been very meaningful and we are going to miss his participation."

With more than 25 years experience at Avon, Robert J. Corti currently serves as the company's executive vice president and chief financial officer, a position he has held since 1996. Mr. Corti joined Avon's tax department as a tax associate in 1976 and has held progressive financial leadership positions throughout his tenure at the company. He holds a Bachelor of Arts degree in Accounting from Queen's College and a Masters of Business Administration degree in Taxation from St. John's University.

Peter J. Nolan is a managing partner of Leonard Green & Partners, L.P., one of the nation's preeminent private equity investors with $3.7 billion of equity capital under management. Prior to joining Leonard Green and Partners in 1997, Mr. Nolan was a Managing Director and Co-Head of Donaldson, Luftkin and Jenrette's Los Angeles Investment Banking Division and served as an advisor to numerous high profile clients in both government and media-related industries. Mr. Nolan holds a Bachelor of Science degree in Agricultural Economics and Finance from Cornell University and a Masters of Business Administration from the Johnson Graduate School of Management at Cornell University.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $864 million for the fiscal year ended March 31, 2003.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

                                       ###